EXHIBIT 99.1

eSpeed Updates Second Quarter 2004 Outlook

NEW YORK – July 1, 2004 - eSpeed, Inc. (NASDAQ:ESPD), the leading developer of electronic trading technology, today announced updated expectations for the second quarter ended June 30, 2004.

eSpeed expects to report net income per diluted share in the range of $0.15 to $0.16 for the second quarter 2004 on a Generally Accepted Accounting Principles (GAAP) basis. To reflect earnings generated from the Company's operations, eSpeed also reports operating income. For the same period, the Company expects to report fully taxed operating income in the range of $0.15 to $0.16 per diluted share. Previously, eSpeed expected operating earnings to be in the range of $0.19 to $0.20 per share diluted and after tax. The difference between fully taxed operating income and GAAP net income is expected to be less than $0.1 million from a non-cash charge for business partner securities.

eSpeed expects to report total revenue for the second quarter 2004 in the range of $42 to $43 million versus $39.1 million in the second quarter 2003. Second quarter 2004 fully electronic revenue is expected to be in the range of $28 to $29 million compared to $27.5 million over the same period last year.

Commenting on today's announcement, Howard W. Lutnick, Chairman and CEO of eSpeed, Inc., said, "Our weaker than expected performance during the second quarter was due to erosion of our market position from competitive pricing pressure and lower than expected market volumes in Europe. We are proactively addressing our market position, by offering tailored and flexible solutions that have the effect of driving down the marginal costs of trading on eSpeed. We are focusing on a revenue growth strategy that offers our customers the combination of variable and fixed commissions and value-added trading tools."

Fully electronic volume for the second quarter 2004 is expected to be approximately $8.0 trillion, compared to $7.8 trillion for the second quarter 2003. eSpeed expects to report total electronic volume, including fully electronic and voice-assisted transactions, for the second quarter 2004 of roughly $11.0 trillion, compared to $10.4 trillion in the second quarter 2003. eSpeed now expects average daily Federal Reserve US Treasury volume for the second quarter 2004 to be between $515 and $520 billion. eSpeed's previous earnings per share guidance was based on the Company's expectations that the average daily Federal Reserve US Treasury volume would be between $490 and $510 billion for the second quarter 2004.

Fully electronic notional volume for new products, which eSpeed defines as mortgage-backed securities, foreign exchange, interest rate swaps, and futures, is expected to be approximately $199 billion in the second quarter 2004 compared to $133 billion in the first quarter 2004. Volume for the eSpeed Equities direct access product is expected to be just over 100 million shares in the second quarter 2004 compared to 85 million shares in the first quarter 2004.

"eSpeed has a strong, debt-free balance sheet and a diverse business model, and we remain the premier trading platform for benchmark securities. We are committed to growing our business by providing innovative, proprietary technology across the fixed income, foreign exchange and equity capital markets. We are confident that eSpeed will continue to deliver on our long-term strategy," concluded Mr. Lutnick.

eSpeed will host a conference call Friday, July 2, 2004, at 8:30 am EST to discuss the Company's preliminary second quarter 2004 results. The conference call will be webcast live on the Company's website at www.espeed.com.

The Company will report second quarter 2004 results, initiate guidance for the third quarter 2004, and introduce revised guidance for the full year 2004 on Thursday, August 5, after the close of market. eSpeed will conduct its second quarter earnings conference call on Friday, August 6, 2004, at 8:30 am EST.

Non-GAAP Financial Measures

To supplement eSpeed's consolidated financial statements presented in accordance with GAAP and to better reflect the Company's quarter-over-quarter and comparative year-over-year operating performance, eSpeed uses non-GAAP financial measures of revenues, income before income tax provision, net income and earnings per share, which are adjusted to exclude certain non-operating expenses and gains. In addition, the Company provides a computation of free cash flows. These non-GAAP financial measurements do not replace the presentation of eSpeed's GAAP financial results but are provided to improve overall understanding of the Company's current financial performance and its prospects for the future. Specifically, eSpeed believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to the Company's financial condition and results from operations. In addition, eSpeed's management uses these measures for reviewing the Company's financial results and evaluating eSpeed's financial performance. In the second quarter 2004, the difference between GAAP net income and non-GAAP net operating income is expected to be less than $0.1 million.

About eSpeed, Inc.

eSpeed, Inc. (NASDAQ: ESPD), is the leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and equities marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products over eSpeed's global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.

Statements contained in this Press Release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the effects of the attacks on the World Trade Center, market volatility, the limited operating history of eSpeed, Inc., and its ability to enter into marketing and strategic alliances, to effectively manage its growth, to expand the use of its electronic systems and to induce clients to use its marketplaces and services, and other factors that are discussed in eSpeed's Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Contacts:

Investors:
Maureen Murphy
212.610.2430

Media:
Tom Ryan
212.610.2425